Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES FIRST-QUARTER 2017 RESULTS

•	Volumes of 2.7 million tons up 10% sequentially, including Proppant Solutions volumes of 2.1 million tons up 13% sequentially

•	Raw proppant sand volumes of 1.9 million tons up 10% sequentially, and coated proppant volumes of 161,000 tons up 59% sequentially

•	Revenues of $172.6 million up 23% sequentially, including Proppant Solutions revenues of $141.0 million up 24% sequentially and Industrial and Recreational revenues of $31.6 million up 17% sequentially

CHESTERLAND, Ohio, May 4, 2017 (GLOBE NEWSWIRE) — Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based product solutions, today announced results for the first quarter ended March 31, 2017.

First-Quarter 2017 Results

First-quarter 2017 revenues were $172.6 million, up 23% from $140.5 million in the fourth quarter of 2016 and up 19% from $145.5 million in the first quarter of 2016. Overall volumes sold were 2.7 million tons for the quarter, up 10% from the fourth quarter of 2016 and an increase of 27% from 2.1 million tons in the first quarter of 2016.

For first-quarter 2017, the Company had a net loss of $11.6 million, or $(0.05) per diluted share, compared with a net loss of $19.9 million, or $(0.09) per diluted share, in the fourth quarter of 2016. Net loss for first-quarter 2016 was $11.8 million, or $(0.07) per diluted share.

Adjusted EBITDA for the first quarter of 2017 was $21.7 million, which excludes non-cash stock compensation expense of $2.4 million. First-quarter 2017 Adjusted EBITDA does not exclude start-up costs of $0.9 million related to the Company’s Brewer, Missouri and Maiden Rock, Wisconsin facilities, which are expected to be fully operational by mid-second quarter 2017. Fourth-quarter 2016 Adjusted EBITDA was $11.7 million and excluded a gain on the repurchase of debt of $5.1 million (net of professional fees and deferred financing fee write-

offs), asset impairments and other charges of $2.7 million, and non-cash stock compensation expense of $1.5 million. Professional fees of $1.2 million related to the fourth-quarter 2016 equity offerings were not excluded from Adjusted EBITDA. In the first quarter of 2016, Adjusted EBITDA totaled $10.0 million and excluded non-cash stock compensation expense of $1.7 million.

Jenniffer Deckard, President and Chief Executive Officer, said, “Our Proppant Solutions segment performed well during the first quarter as market conditions strengthened, driving strong revenue growth and improving profitability, while our Industrial & Recreational segment turned in another solid performance with good profitability growth. Our value-added products within both of our business segments had excellent growth during the quarter, demonstrating the differentiated market position of these products and their importance to our customers.”

Deckard added, “As expected, we were capacity-constrained throughout the quarter across most sand grades, with available capacity for finer grades of sand remaining particularly tight. This will be improved with the re-opening of our Brewer and Maiden Rock mines. These two facilities had modest volume shipments at the end of the first quarter, and we expect both of these mines to be fully operational by the middle of the second quarter. Pricing dynamics on raw frac sand remain favorable and we instituted price improvements in both the first and second quarters. We believe that market conditions will continue to strengthen in the near future, and we expect to implement additional price improvements in the third quarter.”

Business Segments

Proppant Solutions Segment

For the first quarter of 2017, Proppant Solutions volumes were 2.1 million tons, an increase of 13% compared with the fourth quarter of 2016 and up 36% compared with the prior-year period. Raw proppant sand volumes were 1.9 million tons, a 10% sequential increase and a 36% increase compared with the same period a year ago. Most volume growth in the quarter came from increased demand for coarser-grade raw sand, as finer-grade demand consistently approached or exceeded available capacity. Coated proppant volumes were 161,000 tons, a 59% increase compared with the fourth quarter of 2016 and a 43% increase from the prior-year period. The increase in coated proppant volumes was due to improved resin-coated proppant and Propel SSP® sales as customers leveraged these products to gain further productivity and operational efficiency from well completion activity.

Proppant Solutions revenues were $141.0 million in first-quarter 2017, a 24% increase compared with $113.4 million in the fourth quarter of 2016 and a 20% increase compared with $117.5 million in the first quarter a year ago. Proppant Solutions revenues were positively impacted by higher pricing and a mix shift toward coated proppants, offset somewhat by a shift in mix toward FOB mine sales and coarser-grade proppant. Average raw proppant sand pricing in first-quarter 2017 increased over $4 per ton as compared to fourth-quarter 2016.

Proppant Solutions gross profit increased to $27.3 million, or 19.4% of sales, in the first quarter of 2017 compared with $17.1 million, or 15.1% of sales, in the fourth quarter of 2016. Gross profit for the segment in the first quarter of 2016 was $16.6 million, or 14.1% of sales.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 595,000 tons in first-quarter 2017, up 1% from both fourth-quarter 2016 and the prior-year first quarter.

Revenues for the segment were $31.6 million in first-quarter 2017, a 17% increase from $27.1 million in the fourth quarter and a 13% increase from $28.0 million for the first quarter a year ago. The increase from the prior-year period was primarily due to a shift toward value-added products in the recreation and building products business lines.

Gross profit for the segment was $13.5 million, or 42.7% of sales, in first-quarter 2017, compared with $11.2 million, or 41.3% of sales, in the fourth quarter of 2016. Gross profit for the segment in the first quarter of 2016 was $10.4 million, or 37.2% of sales.

Balance Sheet and Other Information

Through the first three months of 2017, net cash generated by operating activities was $26.0 million, which was caused in large part by an improved pricing environment, increased volumes and higher sales of value-added products. Net cash used in financing activities was $2.5 million, primarily a result of debt service payments. Capital expenditures were $7.0 million for the quarter ended March 31, 2017.

As of March 31, 2017, cash and cash equivalents totaled $210.7 million, and total debt was $845.1 million, compared with $194.1 million of cash and cash equivalents and total debt of $843.0 million as of December 31, 2016.

Outlook

Full-year 2017 capital expenditures are expected to approximate $47 million to $50 million.

Deckard concluded, “Market conditions in the second quarter are expected to remain strong, and, as our Maiden Rock and Brewer facilities ramp up production, we believe we are well-positioned to take advantage of increased market demand. In addition to these capacity increases, our recent price increases and expected growth in our value-added products should provide tailwinds for continued revenue and profitability improvement during the second quarter.”

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, asset impairments, and certain other income or expenses. The Company believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing costs or capital structure.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, May 4, 2017, at 10 a.m. Eastern Time to discuss the Company’s 2017 first-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or, for international callers, (647) 788-4901. The passcode for the call is 1412684. A replay will be available shortly after the call and can be accessed by dialing (800) 585-8367 or (416) 621-4642. The passcode for the replay is 1412684. The replay of the call will be available through May 11, 2017.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based product solutions used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; loss of, or reduction in business from the Company’s largest customers or their failure to pay the Company; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; the level of cash flows generated to provide adequate liquidity; our ability to successfully develop and market new products, including Propel SSP® and related products; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement and realize efficiencies from capacity expansion plans, facility reactivation and cost reduction initiatives within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Investor contacts:

Indrani Egleston

440-214-3219

Indrani.Egleston@fairmountsantrol.com

Matthew Schlarb

440-214-3284

Matthew.Schlarb@fairmountsantrol.com

Source: Fairmount Santrol

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands, except per share amounts)
Revenues	$172,583	$145,458
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)	131,752	118,464

Operating expenses
Selling, general and administrative expenses(A)	22,470	18,278
Depreciation, depletion and amortization expense	19,442	18,586
Asset impairments	—	76
Other operating expense (income)	(1,060)	330

Loss from operations	(21)	(10,276)

Interest expense, net	12,537	17,262
Other non-operating expense (income)	—	(5)

Loss before benefit from income taxes	(12,558)	(27,533)

Benefit from income taxes	(1,148)	(15,754)

Net loss	(11,410)	(11,779)
Less: Net income (loss) attributable to the non-controlling interest	178	(3)

Net loss attributable to Fairmount Santrol Holdings Inc.	$(11,588)	$(11,776)

Loss per share
Basic	$(0.05)	$(0.07)
Diluted	$(0.05)	$(0.07)

Weighted average number of shares outstanding
Basic	223,739	161,446
Diluted	223,739	161,446

(A) - Stock compensation expense of $2,416 for three months ended March 31, 2017 and $1,653 for three months ended March 31, 2016 are included within selling, general, and administrative expenses.

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net loss	$(11,410)	$(11,779)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and depletion	17,530	17,451
Amortization	3,130	2,827
Reserve for doubtful accounts	(447)	1,878
Asset impairments	—	76
Gain on sale of fixed assets	(714)	(112)
Deferred income taxes and taxes payable	119	(16,139)
Refundable income taxes	1,945	2,948
Stock compensation expense	2,416	1,653
Change in operating assets and liabilities:
Accounts receivable	(15,956)	(9,608)
Inventories	(9,038)	1,103
Prepaid expenses and other assets	(1,078)	3,286
Accounts payable	12,981	1,980
Accrued expenses and deferred revenue	26,489	(4,150)

Net cash provided by (used in) operating activities	25,967	(8,586)

Cash flows from investing activities
Proceeds from sale of fixed assets	957	588
Capital expenditures and stripping costs	(7,025)	(13,744)
Other investing activities	(758)	—

Net cash used in investing activities	(6,826)	(13,156)

Cash flows from financing activities
Payments on long-term debt	(2,170)	(3,128)
Payments on capital leases and other long-term debt	(817)	(1,724)
Proceeds from option exercises	486	101
Tax effect of stock options exercised, forfeited, or expired	—	(738)
Transactions with non-controlling interest	(1)	(535)

Net cash used in financing activities	(2,502)	(6,024)

Change in cash and cash equivalents related to assets classified as held-for-sale	—	34
Foreign currency adjustment	(44)	118

Increase (decrease) in cash and cash equivalents	16,595	(27,614)

Cash and cash equivalents:
Beginning of period	194,069	171,486

End of period	$210,664	$143,872

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2017	December 31, 2016
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$210,664	$194,069
Accounts receivable, net	95,345	78,942
Inventories, net	61,688	52,650
Prepaid expenses and other assets	6,240	7,065
Refundable income taxes	19,132	21,077

Total current assets	393,069	353,803

Property, plant and equipment, net	722,461	727,735
Deferred income taxes	1,244	1,244
Goodwill	15,301	15,301
Intangibles, net	94,186	95,341
Other assets	9,023	9,486

Total assets	$1,235,284	$1,202,910

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$11,617	$10,707
Accounts payable	51,545	37,263
Accrued expenses and deferred revenue	45,435	26,185

Total current liabilities	108,597	74,155

Long-term debt	833,492	832,306
Deferred income taxes	6,893	7,057
Other long-term liabilities	43,105	38,272

Total liabilities	992,087	951,790

Equity
Common stock	2,422	2,422
Additional paid-in capital	297,190	297,649
Retained earnings	252,831	264,852
Accumulated other comprehensive loss	(18,683)	(19,002)
Treasury stock at cost	(290,813)	(294,874)
Non-controlling interest	250	73

Total equity	243,197	251,120

Total liabilities and equity	$1,235,284	$1,202,910

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2017	2016	2016
	(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,920,833	1,413,248	1,743,318
Coated proppant	161,498	112,704	101,429

Total Proppant Solutions	2,082,331	1,525,952	1,844,747
Industrial & Recreational Products	595,378	587,178	586,898

Total volumes	2,677,709	2,113,130	2,431,645

Revenues
Proppant Solutions	$140,993	$117,463	$113,439
Industrial & Recreational Products	31,590	27,995	27,092

Total revenues	172,583	145,458	140,531
Segment gross profit
Proppant Solutions	27,346	16,592	17,082
Industrial & Recreational Products	13,485	10,402	11,201

Total segment gross profit	40,831	26,994	28,283

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2017	2016	2016
	(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net loss attributable to Fairmount Santrol Holdings Inc.	$(11,588)	$(11,776)	$(19,905)
Interest expense, net	12,537	17,262	15,324
Provision (benefit) for income taxes	(1,148)	(15,754)	(655)
Depreciation, depletion, and amortization expense	19,442	18,586	17,875

EBITDA	19,243	8,318	12,639

Non-cash stock compensation expense(1)	2,416	1,653	1,504
Asset impairments(2)	—	76	2,494
Write-off of deferred financing costs(3)	—	—	2,618
Gain on repurchase of debt(4)	—	—	(8,178)
Transaction expenses(5)	—	—	450
Other charges(6)	—	—	180

Adjusted EBITDA	$21,659	$10,047	$11,707

(1)	Represents the non-cash expense for stock-based awards issued to our employees and outside directors.
(2)	Non-cash charges associated with the impairment of mineral reserves, other long-lived assets, and an international production facility.
(3)	Represents the write-off of deferred financing fees in relation to term loan repurchases.
(4)	Gain related to the discount on term loan repurchases.
(5)	Expenses associated with term loan repurchases.
(6)	Loss on the curtailment of a pension plan.